Exhibit 99.1

Chattem, Inc. Reports 2003 Third Quarter Earnings Per Share Increase 6%; Gives Initial Guidance for Fiscal 2004

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Sept. 18, 2003--Chattem, Inc. (NASDAQ:CHTT), a leading marketer and manufacturer of branded consumer products, announced today financial results for the fiscal third quarter and nine-month period ended August 31, 2003.
    Total revenues for the quarter were $59.2 million, operating income was $15.9 million and income before accounting change was $6.8 million. Earnings per share for the fiscal 2003 third quarter were $.34, which was $.02 or 6.25% above the third quarter of fiscal 2002 earnings per share.
    For the first nine months of fiscal 2003, total revenues were $181.2 million, operating income was $45.4 million and income before accounting change was $18.9 million. Earnings per share before accounting change for the first nine months of fiscal 2003 were $.95 versus $.75 for the same period of fiscal 2002, representing a 27% increase.
    Third quarter results were highlighted by year-over-year sales increases from Gold Bond(R), Selsun blue(R), Garlique(R) and NewPhase(R), offset by declines in the topical analgesic portfolio, Dexatrim(R), pHisoderm(R) and Pamprin(R). Net sales of the Gold Bond franchise were up 18% led by the three new items shipped in the second quarter and the continuing strength of the foot care portion of the business. Gold Bond Lotion also experienced year-over-year strong sales growth. Domestic net sales of Selsun blue increased 14%, continuing the excellent performance of this brand acquired in March 2002. Garlique's net sales rose 17% from the year-ago comparable quarter, extending its leadership position in the cholesterol health garlic extract category. NewPhase, a menopausal supplement, experienced a net sales increase of 142%, responding to an effective media campaign.
    Icy Hot(R), the flagship of the Company's topical analgesic portfolio, experienced flat sales in the quarter while sales of the balance of the portfolio (FlexAll(R), Aspercreme(R), Sportscreme(R), Capzasin(R) and Arthritis Hot(R)) were down. Total net sales of the topical analgesic portfolio were off 8% for the quarter. Initial orders of the new Icy Hot Back Patch were received more slowly than anticipated and adversely affected results. However, since the end of the quarter sales of the Icy Hot Back Patch have achieved anticipated levels.
    Net sales of Dexatrim were down 19% from the corresponding year-ago quarter, as the brand continues to suffer from a weak diet pill category. Sales of pHisoderm were off 29% as the brand began to compare to a year-ago period when the brand was relaunched and the Clear Confidence Clear Swab was initially shipped to retailers. However, retail sales for pHisoderm for the 13-week period ended August 23rd were down 1%. Finally, sales of Pamprin declined 17% compared to the prior year period, although retail sales for the latest 13-week period were down 2%. The retail sales percentages are based on A.C. Nielsen data plus Wal-Mart Stores, Inc.'s point of sales information. This data does not necessarily reflect trade account sales of the Company's brands for the same period.
    Sales of the balance of the Company's brands were flat to down for the quarter.
    International total revenues for the third quarter of 2003 declined 22% over the prior year comparable period, due principally to weakness in sales of Gold Bond in Canada, sales softness in European markets and a slower-than-expected transition of Selsun blue to the Company's distributors in certain countries.
    Abbott Laboratories, from whom the Company acquired Selsun blue on March 28, 2002 for $75 million plus $1.4 million in inventories, is manufacturing and selling the product for Chattem in certain foreign markets during a transition period, and paying Chattem an initial royalty of 28% on international sales, reducing to 14% in certain countries if local regulatory requirements are satisfied prior to the Company's assumption of sales and marketing responsibility in such countries. As the Company takes over responsibility for the sales and marketing effort in a foreign country, the royalty arrangement with respect to such country will terminate and Chattem will record the international sales resulting in an increase in net sales but with no material impact to net income. The Company expects to have substantially completed this transition by the second anniversary of the acquisition of Selsun blue.
    Chattem's gross margin based on total revenues was a strong 73% for the third fiscal quarter, due principally to the completion of the integration of Selsun blue domestic manufacturing into the Company's facilities and various cost savings programs. Selling, general and administrative expense (S,G&A) as a percentage of total revenues was 17%. Advertising and promotion as a percentage of total revenue was 29%. For the first nine months of fiscal 2003, gross margin, S,G&A and advertising and promotion as a percentage of total revenues were 72%, 17% and 30%, respectively.
    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third fiscal quarter of 2003 was $17.0 million. EBITDA for the first nine months of fiscal 2003 was $48.7 million. (See reconciliation of EBITDA to income before accounting change in Chattem's unaudited consolidated statements of income attached hereto.)
    During the third quarter Chattem repurchased 87,200 shares of its common stock at an average price of $16.65. A total of approximately $4.6 million remains available under each of the Company's $10 million board stock repurchase authorization and the $10 million stock repurchase basket contained in its bank senior credit facility.
    The Company did not complete the previously announced proposed amendment to its senior credit facility. The Company's current senior credit facility consists of a $45 million term loan with an outstanding balance of $10 million, and a $15 million revolving credit facility which remained undrawn upon during the third fiscal quarter.
    As previously disclosed, Kemper Indemnity Insurance Company ("Kemper") has filed a lawsuit against Chattem seeking to rescind a $50 million policy of excess insurance coverage for product liability claims relating to the existence of phenylpropanolamine ("PPA") in Chattem's Dexatrim brand. The Kemper suit also sought a declaratory judgment on certain policy interpretation issues. Chattem has filed an answer denying that Kemper is entitled to any of the relief sought and counterclaims against Kemper and affiliated parties including Berkshire Hathaway Inc. alleging, among other things, a civil conspiracy to deny coverage, tortuous interference with Chattem's insurance contract with Kemper, bad faith, violation of Tennessee's consumer protection law and fraud.
    For the fourth fiscal quarter 2003, Chattem currently expects total revenues to be in the $51-53 million range. The Company further estimates earnings per share to be in the $.21-.23 range, which would result in earnings per share for the fiscal year of $1.16-1.18, an increase of approximately 20% from fiscal 2002 results. For fiscal 2004, Chattem's current expectations are that total revenues will grow 5-8% over fiscal 2003 levels, with earnings per share growth to be in the 10-15% range. The Company's expectations and estimates are subject to risks, uncertainties and assumptions, including those summarized in paragraph 17 below or included in filings with the Securities and Exchange Commission.
    Chattem also announced an exciting line-up of product line extensions for fiscal 2004. The Dexatrim All-In-One Bar(TM) is a highly nutritious diet and energy bar containing green tea and will be offered in three flavors. Gold Bond Ultimate Healing Skin Therapy Lotion(TM) brings healing and intensive moisturization to dry, cracked and irritated skin with seven intensive moisturizers clinically shown to deliver 24-hour moisturization. pHisoderm Clear Confidence Self-Heating Daily Scrub(TM) is a unique daily-use scrub that provides a gentle burst of heat while micro scrubbing beads remove excess oils, makeup and deep impurities. Also being launched under the pHisoderm brand is the Clear Confidence Herbal Astringent(TM) containing aloe, chamomile and lavender to treat, clean, prevent and nurture acne-prone skin. Pamprin All-Day Relief provides up to 12 hours of relief from painful menstrual symptoms in one easy dose. Chattem also plans to announce fiscal 2004 line extensions under the Icy Hot, Selsun blue and BullFrog brands during the first half of the coming fiscal year.
    Paragraphs 15 and 16 above of this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The forward-looking statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections for the Company. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligations to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. The risks, uncertainties and assumptions of the forward-looking statements include, but are not limited to existing and possible additional future product liability claims relating to the prior existence of PPA in Dexatrim; the availability of Chattem's $50 million excess product liability coverage to be determined in the Kemper rescission and declaratory judgment lawsuit; the lack of availability, limits of coverage and expense related to product liability insurance including the outcome of the rescission and declaration judgment action filed by Kemper; the reduction of available insurance coverage as proceeds are used to fund any product liability settlements or awards; the possibility of other product liability claims, including claims relating to the prior existence of ephedrine in Dexatrim products; the ability of the Company to fund liabilities from product liability claims greater than its insurance coverage or outside the scope of insurance coverage; the possible effect of the negative public perception resulting from product liability claims on sales of Dexatrim products without PPA or ephedrine; the impact of brand acquisitions and divestitures; the impact of gains or losses resulting from product acquisitions or divestitures; product demand and market acceptance risks; product development risks, such as delays or difficulties in developing, producing and marketing new products or line extensions; the impact of competitive products, pricing and advertising; the Company's ability to sell and market Selsun blue internationally where it has only limited experience and infrastructure; constraints resulting from the financial condition of the Company, including the degree to which the Company is leveraged, debt service requirements and restrictions under indentures and loan agreements; government regulations; risks of loss of material customers; public perception regarding the Company's products; dependence on third party manufacturers; environmental matters; and other risks described in the Company's Securities and Exchange Commission filings.
    Chattem will provide an online Web simulcast and rebroadcast of its third fiscal quarter 2003 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com on Friday, September 19 beginning at 8:30 a.m. EDT. The online replay will follow shortly after the call and be available through October 19, 2003. Please note Webcast requires Windows Media Player.



                           CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)


                                   For the Three      For the Nine
                                    Months Ended       Months Ended
                                     August 31,         August 31,
                                 ------------------ ------------------

                                   2003     2002      2003     2002
                                 ------------------ ------------------

NET SALES                        $ 58,972 $ 63,457  $180,366 $169,617
Royalty Income                        210      947       874    1,873
                                 ------------------ ------------------
Total Revenue                      59,182   64,404   181,240  171,490

COSTS AND EXPENSES:
  Cost of sales                    15,995   17,526    51,399   48,673
  Advertising and promotion        17,075   21,307    54,009   55,276
  Selling, general and
   administrative                  10,234    9,926    30,445   29,002
                                 ------------------ ------------------
    Total costs and expenses       43,304   48,759   135,853  132,951
                                 ------------------ ------------------

INCOME FROM OPERATIONS             15,878   15,645    45,387   38,539
                                 ------------------ ------------------

OTHER INCOME (EXPENSE):
  Interest expense                 (5,057)  (5,374)  (15,431) (15,518)
  Investment and other income,
   net                                 32       79       119      243
                                 ------------------ ------------------
    Total other expense            (5,025)  (5,295)  (15,312) (15,275)
                                 ------------------ ------------------

Income before income taxes and
 accounting change                 10,853   10,350    30,075   23,264
Provision for income taxes         (4,016)  (3,933)  (11,128)  (8,840)
                                 ------------------ ------------------
Income before accounting change     6,837    6,417    18,947   14,424

Cumulative effect of change in
 accounting principle, net of
 taxes                                  -        -         -   (8,877)

                                 ------------------ ------------------
NET INCOME                       $  6,837 $  6,417  $ 18,947 $  5,547
                                 ================== ==================


Diluted shares outstanding         19,905   19,870    19,897   19,246
                                 ================== ==================


NET INCOME PER COMMON SHARE
 (DILUTED):
  Income before accounting
   change                        $   0.34 $   0.32  $   0.95 $   0.75
  Accounting change                     -        -         -    (0.46)
                                 ------------------ ------------------
    Net income per common share  $   0.34 $   0.32  $   0.95 $   0.29
                                 ================== ==================

EBITDA:
Income before accounting change  $  6,837 $  6,417  $ 18,947 $ 14,424
Add: Provision for income taxes     4,016    3,933    11,128    8,840
    Interest expense, net           5,025    5,295    15,312   15,275
    Depreciation and
     amortization (excluding
     amounts included in
     interest)                      1,153    1,046     3,305    3,075
                                 ------------------ ------------------
EBITDA                           $ 17,031 $ 16,691  $ 48,692 $ 41,614
                                 ------------------ ------------------
EBITDA margin                        28.8%    25.9%     26.9%    24.3%
Depreciation & amortization      $  1,544 $  1,368  $  4,565 $  3,969
Capital expenditures             $  1,367 $    574  $  3,933 $  2,622




BALANCE SHEET DATA:
  Cash and cash equivalents      $ 21,721 $ 34,625
  Accounts receivable            $ 28,540 $ 29,150
  Inventories                    $ 19,778 $ 14,504
  Accounts payable               $  9,798 $ 12,903

  Senior bank debt               $ 10,000 $ 37,000
  Subordinated debt               204,684  204,716
                                 ------------------
    Total debt                   $214,684 $241,716
                                 ==================

  Shareholders' equity           $ 92,137 $ 66,764
  Total assets                   $368,880 $372,452


    Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions including, but not limited to, those described in Paragraphs 15 and 16 of this press release.

    CONTACT: Chattem, Inc., Chattanooga
             Alec Taylor, 423-821-2037, ext. 3281
             or
             Rick Moss, 423-821-2037, ext. 3278
             or
             Investor Relations:
             Tammy Nichols, 423-821-2037, ext. 3209